Exhibit 99.1

CURO Group Holdings Corp. Enters Forbearance Agreement Amendments and Waiver Amendment to Allow for Continued Constructive Discussions with Lenders and Stakeholders

Chicago, Illinois – March 15, 2024 – CURO Group Holdings Corp. (OTC: CURO) (“CURO” or the “Company”), an omni-channel consumer finance company serving consumers in the United States and Canada, today announced that it has received notice on behalf of certain holders of the Company’s 7.500% Senior 1.5 Lien Secured Notes due 2028 (the “1.5L Noteholders”) and certain holders of the Company’s 7.500% Senior Secured Notes due 2028 (the “2.0L Noteholders”) that the requisite 1.5L Noteholders and requisite 2.0L Noteholders, in each case, consent to an extension of the scheduled expiration date under the forbearance agreements entered into on March 1, 2024 (the “Amendments to the Forbearance Agreements”) and that lenders (together with the 1.5L Noteholders and the 2.0L Noteholders, the “Lenders”) holding at least a majority in amount of term loans under the Company’s 1.0 Lien Credit Agreement (the “Credit Agreement”) have delivered an amendment (the “Waiver Amendment”) to the March 1, 2024 waiver of certain events of default under the Credit Agreement to extend the scheduled waiver expiration date thereunder.

Under the terms of the Amendments to the Forbearance Agreements and the Waiver Amendment, the Lenders have agreed not to exercise any remedies against the Company and its affiliates until March 25, 2024, subject to certain terms and conditions.

Additional details regarding the Amendments to the Forbearance Agreements and the Waiver Amendment are set forth in the Form 8-K filed by the Company with the SEC today, which includes the full text of Waiver Amendment. The Form 8-K is available on the SEC’s Edgar website as well as the Company’s website.

About CURO
CURO Group Holdings Corp. (OTC: CURO) is a leading consumer credit lender serving U.S. and Canadian customers for over 25 years. Our roots in the consumer finance market run deep. We’ve worked diligently to provide customers a variety of convenient, easily accessible financial services. Our decades of diversified data power a hard-to-replicate underwriting and scoring engine, mitigating risk across the full spectrum of credit products. We operate under a number of brands including Cash Money®, LendDirect®, Heights Finance, Southern Finance, Covington Credit, Quick Credit and First Heritage Credit.

Investor Relations:
Email: IR@curo.com